Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

June 21, 2005

New Century Financial Corporation

18400 Von Karman Avenue

Suite 1000

Irvine, California 92612

Re:	New Century Financial Corporation, a Maryland corporation (the “Company”) – Registration of Issuance and sale of up to Four Million Eight Hundred Thirty Thousand (4,830,000) shares (the “Shares”) of 9.125% Series A Cumulative Redeemable Preferred Stock of the Company, par value one cent ($0.01) per share (“Series A Preferred Stock”), pursuant to Registration Statement on Form S-3 (Registration No. 333-123348), as amended and supplemented (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Company (the “Charter”), represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on April 12, 2004, Articles Supplementary filed with the Department on September 30, 2004, Articles of Amendment and Restatement filed with the Department on September 30, 2004 (the “Articles of Amendment and Restatement”) and Articles Supplementary filed with the Department on June 16, 2005 (the “Series A Articles Supplementary;

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

New Century Financial Corporation

June 21, 2005

(ii)	the Bylaws of the Company, as adopted on April 12, 2004 (the “Original Bylaws”), and the Amended and Restated Bylaws of the Company, as adopted on April 21, 2004 (the “Amended and Restated Bylaws”, and together with Original Bylaws, the “Bylaws”), which Amended and Restated Bylaws became effective on October 1, 2004;

(iii)	the Action by Written Consent of the Sole Member of the Board of Directors of the Company, dated as of April 12, 2004 (the “Organizational Minutes”);

(iv)	the resolutions adopted by the Board of Directors of the Company, or committees thereof, dated as of April 21, 2004, June 24, 2004, September 7 and 8, 2004, September 30, 2004, November 2 and 3, 2004, November 17, 2004, March 10 and 11, 2005, June 6, 2005, June 15, 2005 and June 20, 2005 (the “Existing Directors’ Resolutions”, and together with the Organizational Minutes, the “Directors’ Resolutions”);

(v)	the resolutions adopted by the sole stockholder of the Company, dated as of April 21, 2004 (the “Stockholder Resolutions”);

(vi)	the Registration Statement filed by the Company with the Securities and Exchange Commission under the Act, as amended, including the Base Prospectus dated May 6, 2005 (the “Base Prospectus”), and the Prospectus Supplement dated June 15, 2005 relating to the offer and sale of the Shares (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”);

(vii)	the permanent global share certificate registered in the name of the Depository Trust Company or its nominee Cede & Co., which represents the Shares (the “Series A Global Stock Certificate”);

(viii)

a certificate of Robert K. Cole, the Chairman and Chief Executive Officer of the Company, and Patti M. Dodge, Chief Financial Officer of the Company, of even date herewith (the “Officers’ Certificate”), to the effect that, among other things, the Articles of Incorporation, the Original Bylaws, the Directors’ Resolutions and the Stockholders Resolutions are true, correct and complete, and that the Articles of Incorporation, the Original Bylaws, the Directors’ Resolutions and the Stockholder Resolutions have not been rescinded or modified and are in full force and effect as of the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions, the Stockholders

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

New Century Financial Corporation

June 21, 2005

Resolutions, the authorization for issuance of the Shares and the form and approval of the Articles of Amendment and Restatement, the Articles Supplementary and the Amended and Restated Bylaws;

(ix)	a status certificate of the Department, dated June 16, 2005, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

(x)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise; and

(d)	none of the Shares will be issued or transferred in violation of the provisions of Article V of the Articles of Amendment and Restatement relating to restrictions on ownership and transfer of stock.

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

New Century Financial Corporation

June 21, 2005

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and when such Shares are issued and delivered by the Company in exchange for the consideration therefor as provided in the Directors’ Resolutions, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP